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                                                                      EXHIBIT 99

                             [TEXT OF PRESS RELEASE]

Pacific Scientific Company Announces Sale of Automation Intelligence Subsidiary

        NEWPORT BEACH, California, December 26, 1997 - Pacific Scientific Company (NYSE: PSX) today announced the sale of its Automation Intelligence Inc. subsidiary to Sanyo Denki, Co., Ltd., of Japan. Automation Intelligence integrates motor and control systems for large machines used in factory automation and produces multi-axis controllers. Sanyo Denki was previously a licensee of the software produced by Automation Intelligence. Sales of Automation Intelligence in 1996 were $7.6 million. Terms of the transaction were not disclosed, but will result in a one-time after tax loss for Pacific Scientific of approximately $3.5 million to be recognized in the current quarter. This loss results primarily from a write-off of goodwill. Cash proceeds and the tax advantage from the sale will be a future benefit to the Company.

        Sanyo Denki manufactures and sells electrical equipment including cooling fans used mainly with electronic equipment, power generating and control systems, and servo and stepper motors. Sanyo Denki stated that the Automation Intelligence capabilities are complementary to their motor and control products and meet a need within their worldwide growth plans. Sanyo Denki intends to expand the market for Automation Intelligence products in Japan and other areas while continuing to operate the company in the Atlanta area.

        Lester Hill, Chairman and Chief Executive Officer of Pacific Scientific, stated, "This sale is consistent with our previously announced strategy of focusing on core operations. Automation Intelligence has unique capabilities in controlling multi-axis applications, but did not fit our core focus within the motion control market. In addition to streamlining our operations through initiatives such as the sale of Automation Intelligence, we are also focusing on building selected core areas. This focus was reflected in the Company's acquisition of an Irish manufacturer of brushless servo motors with sales of approximately $10 million, which was announced earlier this month."

        Statements made in this press release that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the year ended December 27, 1996; and the Company's reports on Form 10-Q for the quarters ending March 28, 1997; June 27, 1997 and September 26, 1997.

        Pacific Scientific Company is an international business that designs, manufacturers and markets motion control, process control and safety equipment.

Source: Pacific Scientific Company